EXHIBIT 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sysorex Global Holdings Corp. on Form S-1 Amendment No 3 (File No.333-191648) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated January 21, 2014, with respect to our audits of the consolidated financial statements of Air Patrol Corporation and Subsidiary as of December 31, 2012 and 2011 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, New York

January 21, 2014